Exhibit n.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Lane Capital Corp. of our report dated May 7, 2019 relating to the financial statements of Oxford Lane Capital Corp., which appears in this Registration Statement. We also consent to the use of our report dated May 7, 2019 relating to the senior securities table. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 18, 2019